EXHIBIT 99.1

THE COAST DISTRIBUTION SYSTEM, INC.

CONTACT:

Thomas R. McGuire,

Chief Executive Officer

(408) 782-6686

FOR IMMEDIATE RELEASE

THE COAST DISTRIBUTION SYSTEM, INC.

REPORTS INCREASES IN

SECOND QUARTER AND SIX MONTH

SALES AND EARNINGS

MORGAN HILL, Calif. (August 7, 2003) — The Coast Distribution System, Inc. (AMEX: CRV) today reported increased sales and earnings for the second quarter and six months ended June 30, 2003.

Net sales for the quarter ended June 30, 2003 increased 6% to $47.5 million, as compared to $44.9 million for the second quarter of 2002. Net earnings for the quarter ended June 30, 2003 increased to $1,611,000, or $0.35 per diluted share, versus $609,000, or $0.14 per diluted share, for the second quarter of 2002.

In the six months ended June 30, 2003 net sales increased 6% to $88.2 million as compared to $83.1 million in 2002. Net earnings for the six months ended June 30, 2003 were $2,460,000, or $0.54 per diluted share. This compares to earnings, before the cumulative effect of a change in accounting principle for goodwill impairment, for the six months ended June 30, 2002 of $1,328,000, or $0.30 per diluted share.

As previously reported, Coast adopted SFAS 142, “Goodwill and Intangible Assets” effective as of January 1, 2002 and recognized a non-cash goodwill impairment charge of $6,325,000, as a cumulative effect of an accounting change, in the first quarter of 2002. As a result of that change, the Company recorded a net loss for the six months ended June 30, 2002 of $4,997,000, or $1.14 per share.

“We are pleased with the changes that we have made over the last two years and with the effort of the entire Coast team in executing these changes,” stated Thomas R. McGuire, Chairman and Chief Executive of Coast. “We believe we can do better going forward and we are committed to doing so.”

About The Coast Distribution System, Inc.

The Coast Distribution System is a leading supplier of accessories for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its 15,000 customers through 16 distribution centers located throughout the U.S. and Canada.

Seasonality of Coast’s Business

The Company’s business is seasonal. Sales generally are higher during the late spring and in the summer, as compared to other periods of the year. As a result, operating results for the quarter and six months ended June 30, 2003 are not necessarily indicative of the results that might be expected in the subsequent quarters of or for the full year ending December 31, 2003.

The Coast Distribution System, Inc.

Second Quarter 2003 Earnings Release

Page Two

Forward Looking Information

This news release contains statements regarding our expectations and beliefs about our future financial performance that are forward-looking statements as defined in the Private Securities Litigations Reform Act of 1995. Readers of this release are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain, or to rely on historical operating results to predict future financial performance. Actual results in the future may differ materially, depending on the effect of a number of risks and uncertainties such as, but not limited to, the possibility of increased price competition within the Company’s distribution channels; the possibility that economic conditions will not improve significantly or that interest rates will increase, causing consumers to reduce discretionary spending which can affect the sale of our products or causing our interest costs to increase; the occurrence, or even the threat, of shortages in the supply or significant increases in the price of gasoline or unusually severe weather conditions which would reduce usage of RVs and pleasure boats and hence the purchase of the products we distribute; and the possibility of changes in the structure of relationships between manufacturers, distributors and retailers within our industry, which could create supply problems and operating costs or lead to increased competition. For a more detailed discussion of factors that affect the Company’s operating results, readers of this press release should review the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. Forward-looking statements are made only as of the date of this release and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

The Coast Distribution System, Inc.

Selected Statement of Operations Data

for the

Second Quarter and Six Months Ended June 30, 2003 and 2002

(Unaudited)

(Dollars in thousands, except per share data)

	Second Quarter Ended June 30,
	2003	2002
Net sales	$47,530	$44,885
Gross profits	$9,429	$7,082
Operating income	$3,064	$1,547
Net earnings	$1,611	$609

Diluted earnings per share
Earnings per share	$0.35	$0.14
Shares used for diluted earnings per share	4,565,398	4,509,975

	Six Months Ended June 30,
	2003	2002
Net sales	$88,161	$83,082
Gross profits	$16,887	$14,206
Operating income	$4,810	$3,325
Earnings before cumulative effect of accounting change	$2,460	$1,328
Cumulative effect of accounting change	$—	$(6,325)
Net earnings (loss)	$2,460	$(4,997)

Diluted earnings (loss) per share
Before cumulative effect of accounting change	$0.54	$0.30
Cumulative effect of accounting change	$—	$(1.44)
Earnings (loss) per share	$0.54	$(1.14)
Shares used for diluted earnings (loss) per share	4,534,411	4,383,046